Exhibit 4.1

PERSHING GOLD CORPORATION

and

AMERICAS SILVER CORPORATION

convertible SECURED debenture

October 1, 2018

Appendix 1	Election Notice

Appendix 2	Map of Relief Canyon Mine

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS CONVERTIBLE SECURED DEBENTURE MUST NOT TRADE SUCH CONVERTIBLE SECURED DEBENTURE BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE OF THIS CONVERTIBLE SECURED DEBENTURE.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, OR (C) IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IF APPLICABLE AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE SECURED DEBENTURE

$4,000,000 (being the maximum Principal Amount that may be advanced hereunder)	October 1, 2018

Article 1
payment ETC.

Section 1.1	Principal Amount; Funding

(a)	Principal Amount. Subject to the terms and conditions herein (i) Pershing Gold Corporation (the “Company”), a Nevada corporation, hereby promises to pay the Repayment Amount (as defined below) to the order of Americas Silver Corporation, a corporation formed under the Canada Business Corporations Act (the “Holder”) on the Maturity Date (as defined below), or on such earlier date as the Repayment Amount hereof may become due in accordance with the terms and conditions herein; and (ii) the Holder hereby acknowledges its obligation to fund the Principal Amount on or after the date hereof in accordance with the terms and conditions herein. The Holder shall keep a record of the Principal Amount advanced pursuant to this Debenture (as defined below), all accrued and unpaid interest and all payments of principal, interest and fees hereunder from time to time and such record shall constitute prima facie evidence of the Repayment Amount of the Obligations from time to time, absent manifest error.

(b)	Request for Funding. To request an advancement of all or a portion of the Principal Amount under this Debenture (the “Borrowing Request”), the Company shall notify the Holder of such request by telephone or other electronic communication acceptable to the Holder, not later than 12:00 noon, Denver, Colorado time, five (5) Business Days immediately prior to the date of the proposed Funding Date (as defined below), other than with respect to the Initial Drawn Amount, the advancement of which shall occur on the effective date of this Debenture and for which such Borrowing Request shall be deemed to have been delivered on the effective date hereof. Each such telephonic or other electronic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic communication to the Holder of a written Borrowing Request signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information:

(i)	the aggregate amount of the funds requested, which shall be in increments of $100,000 and shall in no event exceed $4,000,000 of Principal Amount in the aggregate;

(ii)	the Funding Date of the funds requested, which shall be a Business Day; and

(iii)	the location and number of the Company’s account to which funds are to be disbursed.

Section 1.2	Interest

(a)	Interest on the Drawn Amount at the rate of sixteen percent (16.00%) per annum shall accrue and compound monthly from and after the date of the funding of the Drawn Amount (as applicable, the “Funding Date”), and shall be paid in arrears in cash on the earlier of the Maturity Date and the date of conversion pursuant to Article 6, subject to the terms of this Debenture; provided that, if any amount due hereunder is not paid when due, whether on maturity, by acceleration or otherwise, or at any time following the exercise of the Extension Option (as defined below) by the Company and until the extended Maturity Date, interest on the Drawn Amount shall accrue and compound monthly at the rate of nineteen percent (19.00%) per annum.

(b)	All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c)	For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Debenture is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Debenture; and (iii) the rates of interest stipulated in this Debenture are intended to be nominal rates and not effective rates or yields.

(d)	No provision of this Debenture shall have the effect of requiring the Company to pay interest (as such term is defined in section 347 of the Criminal Code (Canada)) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof and, to such extent, the Company’s obligation to pay interest hereunder shall be so limited.

Section 1.3	Taxes

(a)	Payments Subject to Taxes. If any Obligor or the Holder is required by applicable law to deduct or pay any Taxes (other than any Taxes payable by the Holder which are imposed on or measured by its net income (the “Excluded Taxes”)) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Holder receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under applicable law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with applicable law. The Obligors shall indemnify the Holder, within ten (10) days after demand therefor, for the full amount of any Taxes (other than any Taxes payable by the Holder which are imposed on or measured by its net income), including, without limitation, Taxes imposed or asserted on or attributable to amounts payable under this Section 1.3) paid by the Holder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company or other relevant Obligor by the Holder shall be conclusive absent manifest error.

(b)	Payment of Other Taxes by the Company. Without limiting the provisions of Section 1.3(a), the Obligors shall timely pay all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Debenture or any other Loan Document to the relevant Governmental Authority in accordance with applicable law.

(c)	Indemnification by the Company. The Company shall indemnify the Holder, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Holder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Holder shall be conclusive absent manifest error.

Section 1.4	Mandatory Prepayment upon Termination of the Merger Agreement

In the event the Merger Agreement is terminated in accordance with its terms, the outstanding Drawn Amount plus any accrued and unpaid interest (collectively, the “Repayment Amount”), will become due and payable on the following terms and conditions:

(a)	The Repayment Amount shall, at the Company’s option (the “Election”), either (I) be payable in cash; or (II) convert into Common Shares at the Conversion Price (the “Conversion”) in the following circumstances:

(i)	if the Purchaser Meeting is held and the Purchaser Meeting Resolutions are not approved by the Purchaser Stockholders and the Merger Agreement is terminated in accordance with Section 6.1(b)(iv) of the Merger Agreement;

(ii)	if any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the Merger or the transactions contemplated by the Merger Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable and the Merger Agreement is terminated in accordance with Section 6.1(b)(v) of the Merger Agreement; or

(iii)	if the Holder breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the Merger Agreement is terminated in accordance with Section 6.1(d)(iii) of the Merger Agreement.

(b)	For greater certainty, the aggregate number of Common Shares that may be issued pursuant to Section 1.4(a) shall not exceed 19.9% of the total issued and outstanding Common Shares as of the date of this Debenture. In the event the full Repayment Amount cannot be converted to Common Shares as a result of this Section 1.4(b), any remaining portion of the Repayment Amount not so converted into Company Shares shall be payable in cash within 90 days of becoming due and payable.

(c)	In such cases where the Repayment Amount becomes due and payable pursuant to Section 1.4(a), the Company shall make the Election by notice to the Holder within 30 days following termination of the Merger Agreement, and repayment shall occur within 60 days of such notice but in any event within 90 days of such termination under Section 1.4.

(d)	The Repayment Amount shall be payable in cash in the following circumstances:

(i)	if the Company Meeting is held and the Merger Resolution is not approved by the Company Common Stockholders and the Merger Agreement is terminated in accordance with Section 6.1(b)(ii) of the Merger Agreement;

(ii)	if the Company Meeting is held and the Merger Resolution is not approved by the Company Preferred Stockholders and the Merger Agreement is terminated in accordance with Section 6.1(b)(iii) of the Merger Agreement;

(iii)	if the Company breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the Merger Agreement is terminated in accordance with Section 6.1(c)(iii) of the Merger Agreement;

(iv)	if the Company makes a Company Change of Recommendation and the Merger Agreement is terminated in accordance with Section 6.1(c)(i) of the Merger Agreement;

(v)	if the Board approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Company Superior Proposal and the Merger Agreement is terminated in accordance with Section 6.1(d)(v) of the Merger Agreement; or

(vi)	if the Merger is not completed by the Outside Date and the Merger Agreement is terminated in accordance with Section 6.1(b)(i) of the Merger Agreement.

(e)	In such cases where the Repayment Amount becomes due and payable pursuant to Section 1.4(d)(i), (ii), (iii) or (vi), such repayment shall occur within 90 days thereof. In such cases where the Repayment Amount becomes due and payable pursuant to Section 1.4(d)(iv) or (v), such repayment shall occur within 10 days thereof.

(f)	Notwithstanding the definition of “Repayment Amount” pursuant to Section 1.4, in the event that the Repayment Amount becomes due and payable pursuant to Section 1.4(b)(v), the Repayment Amount will be calculated as an amount equal to 106% of the Drawn Amount plus all accrued and unpaid interest on the Drawn Amount so prepaid, up to and including the redemption date.

Section 1.5	Manner of Election of Conversion Option

The Holder shall be entered in the books of the Company at the date of the Conversion as the holder of the number of Common Shares issuable in respect of the Repayment Amount which the Company has elected to convert and, as soon as reasonably practicable, the Company shall deliver to the Holder a certificate or certificates representing such Common Shares.

Section 1.6	Fees and Expenses

The Obligors shall pay all reasonable legal counsel expenses incurred by the Holder in connection with this Debenture and the other Loan Documents and the funding provided for hereunder, the amount of which expenses payable by the Obligors shall in no event exceed $85,000 (exclusive of taxes). The Obligors shall pay all reasonable and documented out-of-pocket expenses incurred by the Holder in connection with this Debenture and the other Loan Documents or incurred during any workout, restructuring or negotiations in respect thereof.

Section 1.7	Security

To secure payment of the Obligations , the Company and each of the other Obligors shall enter into the Security Documents in accordance with the terms and conditions set out herein.

Article 2
INTERPRETATION

Section 2.1	Definitions

As used in this Debenture, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Board” means the board of directors of the Company.

“Borrowing Request” has the meaning given thereto in Section 1.1(b).

“Business Day” has the meaning given thereto in the Merger Agreement.

“Charter Documents” has the meaning given thereto in the Merger Agreement.

“Common Shares” means the Company Common Stock, as such term is defined in the Merger Agreement.

“Company” has the meaning given thereto in Section 1.1.

“Company Change of Recommendation” has the meaning given thereto in the Merger Agreement.

“Company Common Stockholders” has the meaning given thereto in the Merger Agreement.

“Company Disclosure Letter” has the meaning given thereto in the Merger Agreement.

“Company Key Regulatory Approvals” has the meaning given thereto in the Merger Agreement.

“Company Meeting” has the meaning given thereto in the Merger Agreement.

“Company Common Stockholders” has the meaning given thereto in the Merger Agreement.

“Company Preferred Stockholders” has the meaning given thereto in the Merger Agreement.

“Company Public Disclosure Record” has the meaning given thereto in the Merger Agreement.

“Company Superior Proposal” has the meaning given thereto in the Merger Agreement.

“Company Technical Report” has the meaning given thereto in the Merger Agreement.

“Conversion Option” has the meaning given thereto in Section 6.1.

“Conversion Price” means the volume weighted average price of the Common Shares on NASDAQ for the five trading days immediately preceding the date of the exercise of the Election by the Company, provided that the Conversion Price shall in no event be lower than $1.18.

“Corporate Transaction” means any transaction whereby all or substantially all of a corporation’s undertaking, property, securities or assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, takeover bid, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Debenture” means this convertible secured debenture, as may be amended or restated from time to time.

“Debt” means, with respect to any Person, without duplication and, except as provided in item (c) below, without regard to any interest component thereof (whether actual or imputed) that is not due and payable, the following amounts, each calculated in accordance with GAAP:

(a)	indebtedness for borrowed money (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(b)	all obligations in respect of the deferred purchase price of property or services;

(c)	the face amount of all bankers’ acceptances;

(d)	the stated amount of all letters of credit, and reimbursement obligations with respect to letters of credit and with respect to letters of guarantee and surety bonds;

(e)	all obligations that are evidenced by bonds, debentures, notes or other similar instruments, or that are not so evidenced but would be considered by GAAP to be indebtedness for borrowed money;

(f)	all capital lease and purchase money obligations;

(g)	all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for shares) any shares of such Person at the option of the holder thereof or pursuant to a sinking fund obligation, valued, in the case of redeemable or retractable shares, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends;

(h)	the net amount of obligations of such Person (determined on a mark-to-market basis) under any hedging agreements; and

(i)	any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (h) above.

but excluding for greater certainty current accounts payable and trade payables incurred in the ordinary course of business. For further greater certainty, the stated amount of a letter of credit or any other letter of credit or guarantee shall not be included to the extent that the obligation in respect of which it has been issued is included in one of items (a) to (h) above.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Distribution” means, in respect of any Person, (a) any dividend, return of capital or other distribution on capital stock of such Person, (b) the purchase, redemption or retirement amount of any capital stock of the Person redeemed or purchased by the Person, (c) any payment made on, under or in respect of any Debt of the Person, including interest, sinking fund or any like payment, and (d) any payment made in respect of any management, consulting or similar fee or any bonus payment or comparable payment, or gift or other gratuity, to any Affiliate of such Person or to any director or officer of such Person or Affiliate of such Person, or to any Person not dealing at arm’s length with such first Person or Affiliate, director or officer.

“Drawn Amount” means at any time, the portion of the Principal Amount outstanding and owing under this Debenture from time to time, which shall, for the avoidance of doubt, not include any accrued and unpaid interest, fees, costs, charges and expenses then due and owing under this Debenture, except to the extent such accrued and unpaid interest has been compounded on a monthly basis.

“Event of Default” has the meaning specified in Section 7.1.

“Extension Option” means an option in favour of the Company to extend the Maturity Date from June 1, 2019 to September 1, 2019, which option may be exercised by the Company by delivery of a notice in writing to the Holder by no later than February 1, 2019, provided that the Extension Option is not available if the Merger Agreement has been terminated.

“Funding Date” has the meaning given thereto in Section 1.2(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Holder” has the meaning specified in Section 1.1 and includes the Holder’s successors and assigns.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Drawn Amount” means a portion of the Principal Amount not exceeding $1,000,000.

“Law” has the meaning set forth in the Merger Agreement.

“Lien” has the meaning given thereto in the Merger Agreement.

“Loan Documents” means this Debenture, the Security Documents and all other documents to be executed and delivered to the Holder in connection with this Debenture.

“Material Adverse Effect” means a Company Material Adverse Effect, as such term is defined in the Merger Agreement.

“Maturity Date” means, at any relevant time, (i) if the Company has not exercised the Extension Option, June 1, 2019, or (ii) if the Company has exercised the Extension Option, September 1, 2019, in each case provided that the Repayment Amount shall not have been fully converted into Common Shares at such time and subject to acceleration upon an Event of Default and any mandatory prepayments required pursuant to the terms hereof.

“Merger” has the meaning given thereto in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated September 28, 2018, by and among the Holder, MergerSub and the Company, as it may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Merger Resolution” has the meaning given thereto in the Merger Agreement.

“MergerSub” means R Merger Sub, Inc., a Nevada corporation.

“NASDAQ” means the The Nasdaq Stock Market LLC.

“Obligations” means all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Company or any other Obligor to the Holder under this Debenture and the other Loan Documents, including, but not limited to the Repayment Amount.

“Obligors” means the Company and each of its Subsidiaries.

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Debenture or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

“Outside Date” has the meaning given thereto in the Merger Agreement.

“Permitted Debt” has the meaning given thereto in Section 5.2(a).

“Permitted Liens” means Company Permitted Liens, as such term is defined in the Merger Agreement.

“Person” means any natural person, individual, body corporate, firm, general partnership, limited partnership, limited liability company, syndicate or other form of unincorporated association, trust, trustee, executor, administrator, legal personal representative, group, organization, government and its agencies or instrumentalities, any entity or group whether or not having legal personality.

“Principal Amount” means the face amount of this Debenture, being $4,000,000.

“Purchaser Meeting” has the meaning given thereto in the Merger Agreement.

“Purchaser Meeting Resolutions” has the meaning given thereto in the Merger Agreement.

“Purchaser Stockholders” has the meaning given thereto in the Merger Agreement.

“Relief Canyon Mine” means the Relief Canyon property shown within the boundary of the map attached as Appendix 2 hereto.

“Repayment Amount” has the meaning given thereto in Section 1.4.

“Reporting Jurisdictions” means the jurisdictions in Canada in which the Company is a “reporting issuer” being as at the date hereof, each of the provinces and territories of Canada other than Québec.

“Security Documents” means the agreements described in Section 3.1(b)(ii) and (iii) and Section 5.1(a)(i) through (iii).

“Subsidiary” has the meaning given thereto in the Merger Agreement.

“Tax” or “Taxes” has the meaning given thereto in the Merger Agreement.

“TSX” means the Toronto Stock Exchange.

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Section 2.2	Interpretation

When a reference is made in this Debenture to an Article, Section, paragraph or clause such reference shall be to an Article, Section, paragraph or clause of this Debenture unless otherwise indicated. The table of contents and headings contained in this Debenture are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Debenture. All words used in this Debenture will be construed to be of such gender or number as the circumstances requires. The word “including” and words of similar import when used in this Debenture will mean “including, without limitation” unless otherwise specified. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Debenture shall refer to this Debenture as a whole and not to any particular provision of this Debenture. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns.

Section 2.3	Currency

Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States.

Section 2.4	Accounting Terms

All accounting terms not specifically defined in this Debenture shall be interpreted in accordance with GAAP.

Article 3
CONDITIONS PRECEDENT TO FUNDING

Section 3.1	Conditions Precedent to Funding the Initial Drawn Amount

The obligation of the Holder to fund the Initial Drawn Amount is subject to the satisfaction of the following conditions precedent, or the waiver thereof in the Holder’s sole and absolute discretion:

(a)	evidence of approval of this Debenture and the transactions contemplated hereby by the Board;

(b)	receipt by the Holder of duly executed copies of the following documents:

(i)	this Debenture;

(ii)	a general security agreement by each Obligor in favour of the Holder, granting a first-ranking security interest in all of such Obligor’s present and future assets, undertakings and property, to the fullest extent permitted by the instrument creating such Obligor’s rights therein, in such form as the Holder or its counsel may reasonably require; and

(iii)	a guarantee and postponement of claim made by each Obligor (other than the Company) whereby it guarantees to the Holder payment of all present and future indebtedness and liability now or in the future owing by the Company pursuant to this Debenture and the other Loan Documents;

(c)	filing of a UCC-1 Financing Statement in favour of the Holder with the Secretary of State of the State of Nevada;

(d)	receipt by the Holder of a certificate of status, good standing or like certificate with respect to each Obligor issued by the appropriate government official in the jurisdiction of its incorporation or formation;

(e)	all of the representations and warranties contained in any Loan Document shall be true and correct in all material respects on and as of the applicable Funding Date as though made on and as of such date, and the Holder shall have received a certificate of an officer of the Company so certifying to the Holder;

(f)	there shall have occurred no Default or Event of Default that is continuing, and the Holder shall have received a certificate of an officer of the Company so certifying to the Holder;

(g)	there shall not have occurred any Material Adverse Effect; and

(h)	evidence that all fees and expenses (including the legal fees and disbursements of the Holder’s counsel incurred in connection with the preparation and negotiation of the Loan Documents, subject to the limitations set forth in Section 1.6) then payable under the Loan Documents shall have been paid to the Holder.

Section 3.2	Conditions Precedent to Subsequent Fundings

The obligation of the Holder to fund any portion of the Principal Amount after the Funding of the Initial Drawn Amount is subject to the satisfaction of the following conditions precedent, or the waiver thereof in the Holder’s sole and absolute discretion:

(a)	receipt by the Holder of a Borrowing Request;

(b)	all of the representations and warranties contained in any Loan Document shall be true and correct in all material respects on and as of the applicable Funding Date as though made on and as of such date, and, if requested in writing by the Holder, the Holder shall have received a certificate of an officer of the Company so certifying to the Holder;

(c)	there shall have occurred no Default or Event of Default that is continuing, and, if requested in writing by the Holder, the Holder shall have received a certificate of an officer of the Company so certifying to the Holder;

(d)	there shall not have occurred any Material Adverse Effect.

Article 4
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Company

The Company (on its own behalf and on behalf of each of the other Obligors) represents and warrants to the Holder, with effect as of the date hereof, and acknowledges and confirms that the Holder is relying thereon without independent inquiry in funding the Principal Amount hereunder, that:

(a)	Incorporation and Qualification. Each Obligor is (i) a corporation, limited liability company or other legal entity duly formed and is validly existing under the Laws of its jurisdiction of organization and (ii) is duly qualified, licensed or registered to carry on business under applicable Law in all jurisdictions in which the nature of its assets or business makes such qualification necessary, except where the failure to be so qualified or licensed, or to be in good standing, would not have a Material Adverse Effect.

(b)	Corporate Power. Each Obligor has all requisite corporate, limited liability company or other organizational, as applicable, power and authority to (i) own and operate its assets and to carry on its business as now conducted; and (ii) to enter into and perform its obligations under this Debenture and the other Loan Documents to which it is a party.

(c)	Conflict With Other Instruments. The execution and delivery of the Loan Documents by each Obligor which is a party thereto and the performance by each Obligor of its respective obligations under them and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) its Charter Documents, (B) any applicable Law, (C) any material contractual restriction binding on or affecting it or its properties, including any restriction under any of its other Debt, or (D) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to the assets now owned or hereafter acquired by it (other than a Permitted Lien), (B) the acceleration of the maturity of any Debt binding on or affecting it, or (C) any third party to terminate or acquire any rights materially adverse to the applicable Obligor.

(d)	Authorization, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by each Obligor which is a party to them and the performance by each of them of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no authorization, under any applicable Law, and no registration, qualification, designation, declaration or filing with any Governmental Authority is or was necessary to perfect the same, except as are in full force and effect, unamended.

(e)	Execution and Binding Obligation. This Debenture has been duly executed and delivered by the Company and, and assuming due execution and delivery by the Holder, following execution thereof, each of the other Loan Documents executed and delivered by each Obligor, constitute legal, valid and binding obligations of each of them, enforceable against it in accordance with their respective terms, subject only to any limitation under applicable Law relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f)	Ownership of Property. Each Obligor owns its respective assets with good and marketable title thereto, free and clear of all Liens, except for Permitted Liens.

(g)	Compliance with Laws. Each Obligor is in compliance in all material respects with all applicable Laws.

(h)	Subsidiaries, etc. Schedule 1.1(d) of the Company Disclosure Letter lists each of the subsidiaries of the Company as of the date of the Merger Agreement and its place of incorporation or organization. The Company, directly or indirectly, owns 100% of the outstanding equity securities of each subsidiary of the Company. Other than the Company Preferred Stock, Company Restricted Stock, Company Options, Company RSUs, and the Company Warrants (in each case, as defined in the Merger Agreement) as of the date of the Merger Agreement, no Person has an agreement or option or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any capital stock or other equity interests of any Obligor. None of the Obligors is the registered or beneficial owner of any capital stock or other equity interest of a Person that is not a Subsidiary of such Obligor.

(i)	No Litigation. Except as disclosed in the Company Public Disclosure Record, there are no claims, actions, suits or proceedings pending, taken or, to the Company’s knowledge, threatened, before or by any Governmental Authority or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law, in each case, except such claims, actions, suits or proceedings that: (i) do not involve an amount in controversy in excess of $250,000; and (ii) would not reasonably be expected to have a Material Adverse Effect. No applicable Law which may affect any Obligor has been enacted, promulgated or applied, or to the knowledge of the Company, has been proposed, in each case, which could reasonably be expected to have a Material Adverse Effect.

(j)	No Judgments. None of the Obligors is subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) which restrains, prohibits or delays the execution and delivery of the Loan Documents.

(k)	Validity, Priority and Perfection of Security. Upon execution and delivery thereof, the Security Documents will be effective to create a valid and continuing Lien on and, upon the filing of the appropriate financing statements or other applicable personal property security registrations and filings, a perfected first-priority Lien in favour of the Holder on the collateral with respect to which a security interest may be perfected by filing pursuant to personal property security legislation in all applicable jurisdictions.

(l)	Taxes. Each Obligor has in a timely manner filed all material tax returns, elections, filings and reports required by law to be filed by it and such returns, elections, filings and reports are true, complete and correct in all material respects. Each Obligor has paid, or reserved in its financial statements, all material Taxes which are due and payable, and has paid all material assessments and reassessments and all other material Taxes, governmental charges, penalties and fines due and payable by it other than those being contested in good faith and for which applicable reserves have been set aside by the applicable Obligor. None of the Obligors has any material liability, contingent or otherwise, except material Taxes now due and payable with respect to ordinary operations during the current fiscal period, adequate provision for the payment of which has been made, other than those being contested in good faith and for which applicable reserves have been set aside by the applicable Obligor.

(m)	Insurance. Each Obligor’s material assets are insured in accordance with the provisions of Section 5.1(j).

(n)	Accuracy of Information. Neither the financial statements delivered to the Holder from time to time, nor any other written statement furnished by or on behalf of or at the direction of any Obligor to the Holder in connection with the negotiation, consummation or administration of this Debenture contain, as of the time such statements were so furnished, any untrue statement of a material fact or an omission of a material fact as of such time, which material fact is necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading and all such statements, taken as a whole, together with this Debenture, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(o)	Full Disclosure. All information furnished by or on behalf of the Obligors to the Holder for purposes of, or in connection with, this Debenture or any other Loan Document, or any other transaction contemplated by this Debenture, including any information furnished in the future, is or will be true and accurate in all material respects on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then-current circumstances. There is no fact now known to any of the Obligors which has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.2	Representations and Warranties and Acknowledgements of the Holder

(1)	In connection with the issuance of this Debenture, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Debenture as follows:

(a)	Accredited Investor. The Holder is an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions. The Holder agrees to furnish any information and documentation reasonably requested by the Company to assure compliance with the applicable securities laws in connection with delivery of this Debenture.

(b)	Resale Restriction. The Holder understands and acknowledges that this Debenture and the Shares to be issued upon exercise hereof are subject to the restricted period set forth in subsection 2.5 of National Instrument 45-102 – Resale of Securities (“NI 45-102”) as they are being acquired from the Company in a transaction not involving a public offering and that such securities may be resold without a prospectus under applicable securities laws only in certain limited circumstances. In addition, the Holder represents that it is familiar with NI 45-102 and understands the resale limitations imposed by it and by other applicable securities laws.

(c)	Capacity and Purpose. The Holder has the legal power, capacity and competence to execute this Debenture and to perform its obligations and take all actions required pursuant hereto. The Holder has not been created solely or primarily to use exemptions from the registration and prospectus exemptions under applicable securities laws and has a pre-existing purpose other than to use such exemptions.

(d)	Due Authorization and Legal Obligation. This Debenture has been duly and validly authorized, executed and delivered by, and upon acceptance by the Company constitutes a legal, valid, binding and enforceable obligation of, the Holder.

(e)	US Securities Laws. The Holder represents and warrants or agrees and acknowledges, as applicable, that:

(i)	it is aware that the Debentures and the underlying Common Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and that the Debentures and the underlying Common Shares may not be offered or sold, directly or indirectly, in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration and the applicable laws of all applicable states or an exemption from such registration requirements is available and it acknowledges that the Company has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Debentures or the underlying Common Shares.

(ii)	the Debentures and the underlying Common Shares have not been offered to the Holder in the United States, the Holder is not a U.S. Person and the individuals making the order to purchase the Holder and executing and delivering this Debenture on behalf of the Holder were not in the United States when the order was placed and this Debenture was executed and delivered;

(iii)	it is not acquiring, and will not acquire, the Debentures and/or the underlying Common Shares on behalf of, or for the account or benefit of, a person in the United States or a U.S. Person;

(iv)	it is not acquiring the Debenture or the underlying Common Shares as a result of any “directed selling efforts,” as such term is defined in Regulation S under the U.S. Securities Act, or in a scheme to evade the registration requirements of the U.S. Securities Act;

(v)	it undertakes and agrees that it will not offer or sell the Debenture or the underlying Common Shares in the United States or to a U.S. Person unless the Debenture or the underlying Common Shares, as applicable, is registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available; and

(vi)	that the Debenture may not be exercised by or on behalf of a U.S. Person or a person in the United States unless an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available to the holder and the holder has furnished such confirmatory information in form and substance reasonable satisfactory to the Company to such effect.

(2)	The Holder, by acceptance of this Debenture, agrees to comply in all respects with the provisions of this Section 4.2 and the restrictive legend requirements set forth on the face of this Debenture and further agrees that such Holder shall not offer, sell or otherwise dispose of this Debenture or any shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the applicable securities laws.

(3)	Any certificate representing Common Shares issued upon the exercise of this Debenture shall bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER OCTOBER 1, 2018.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESTNGING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, OR (C) IN ACCORDANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IF APPLICABLE AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(4)	The Holder acknowledges (i) the delivery to the Ontario Securities Commission of the Purchaser’s full name, address and telephone number, the number and type of securities purchased by the Holder, the total purchase price, the exemption relied on, and the date of distribution, (ii) that such information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in securities legislation, (iii) that such information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (iv) that the Administrative Support Clerk at the Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, telephone (416) 593-3684 can be contacted to answer questions about the Ontario Securities Commission’s indirect collection of such information. The Holder hereby authorizes the indirect collection of such information by the Ontario Securities Commission.

Article 5
COVENANTS

Section 5.1	Positive Covenants

So long as this Debenture remains outstanding, the Company shall and shall cause each of the other Obligors to:

(a)	Security. On a best efforts basis, as soon as possible following the date hereof, and in any event within twenty (20) days following the date hereof:

(i)	execute and deliver, or cause to be executed and delivered, all such agreements, certificates, instruments or powers of attorney to the Holder required to grant and perfect a first-priority security interest in the assets comprising the Relief Canyon Mine, to the fullest extent permitted by the instrument creating the Obligor’s rights therein, including but not limited to a Deed of Trust with Assignment of Rents and Leases, Fixture Filing and Security Agreement and a Leasehold Deed of Trust, or a similar instrument;

(ii)	execute and deliver a pledge agreement granting a first-priority security interest in 100% of the Company’s ownership interest in each of the Company’s Subsidiaries;

(iii)	deliver or cause to be delivered to the Holder the original share certificates of each of the Company’s Subsidiaries, to the extent certificated, together with endorsements thereof executed in blank;

(iv)	if requested in writing by the Holder, deliver or cause to be delivered to the Holder certificate(s) of insurance evidencing that each Obligor has named the Holder as loss payee and additional insured in relation to all insurance over, or in respect of, its assets in which the Holder has been granted a security interest, together with a standard mortgage endorsement clause;

(v)	deliver or cause to be delivered to the Holder a certificate of an officer of each Obligor attaching, among other things, certified copies of (A) the Charter Documents of each Obligor; (B) the resolutions of the board of directors (or where applicable, a committee thereof) or the shareholders or limited partners, as the case may be, of each Obligor approving the execution of, and the borrowing, and other matters contemplated by this Debenture and approving the entering into of all other Loan Documents to which it is a party, the grant of security provided for therein and the completion of all transactions contemplated under them; (C) all other instruments evidencing necessary action or corporate action of each Obligor and of any required authorization with respect to such matters; and (D) a certificate of incumbency in respect of any officer or director signing a Loan Document; and

(vi)	register or cause to be registered all financing statements in all necessary jurisdictions in favour of the Holder in order to perfect, preserve or protect the Liens created by the Security Documents, to the extent such financing statements have not been registered as of the date hereof.

(b)	Legal Opinions. If requested in writing by the Holder, cause external legal counsel to such Obligor to deliver to the Holder favourable legal opinions in respect of certain customary corporate, enforceability and registration of security matters in form and substance satisfactory to the Holder and its counsel, acting reasonably.

(c)	Reporting Requirements. Deliver to the Holder copies of all audited and unaudited financial statements and associated management discussion & analysis within the timelines for the delivery thereof that are required under applicable securities laws and regulations, provided that, the filing of such information on EDGAR shall be deemed to satisfy this covenant.

(d)	Additional Reporting Requirements. Deliver to the Holder:

(i)	as soon as possible, and in any event within two (2) Business Days after the Company or any other Obligor becomes aware of the occurrence of any Default, a statement of the chief financial officer, treasurer or chief operating officer of the Company or any other officer acceptable to the Holder setting forth the details of such Default and the action which the Obligors propose to take or have taken with respect thereto;

(ii)	promptly, in writing, and in any event within one (1) Business Day of notice of any default, or event, condition or occurrence which with notice or lapse of time, or both would constitute a default under any agreement in respect of Debt to which any Obligor owes (contingently or otherwise) at least $100,000;

(iii)	promptly, and in any event within two (2) Business Days after any Obligor receives notice of any suit, proceeding or similar action commenced or threatened by any Governmental Authority or any other Person, which has had or could reasonably be expected to have a Material Adverse Effect, a copy of such notice; and

(iv)	such other information respecting the condition or operations, financial or otherwise, of the business of any of the Obligors as the Holder may from time to time reasonably request.

(e)	Maintenance of Existence; Keeping of Books. Preserve and maintain its corporate or other form of existence in all jurisdictions in which each carries on business and keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and the businesses of the Obligors in accordance with GAAP (to the extent applicable).

(f)	Observance of Covenants. Observe and perform all of the covenants, agreements, terms and conditions to be observed and performed by it under this Debenture or in any other Loan Document, including the making of all payments of principal, interest and fees on the dates, at the times, and at the places specified in this Debenture or under any other Loan Documents to which the Company or any other Obligor is a party.

(g)	Compliance with Laws, etc. Comply, and cause each other Obligor to comply, with the requirements of all applicable Law in all material respects.

(h)	Maintenance of Properties, etc. Maintain and preserve, and cause each other Obligor to maintain and preserve, all of their assets used or useful in their businesses in all material respects in good repair, working order and condition (reasonable wear and tear and obsolete assets excepted) and in material compliance with applicable law (including environmental laws) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the businesses of the Obligors may be properly and advantageously conducted at all times in accordance with prudent business management.

(i)	Payment of Taxes and Claims. Pay and discharge, and cause each other Obligor to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its assets; and (ii) all lawful claims which, if unpaid, might by applicable law become a Lien upon its assets, except any such Taxes or claims which are being contested in good faith and by proper proceedings.

(j)	Maintenance of Insurance. Maintain or cause to be maintained, in respect of each Obligors’ material assets insurance at all times with responsible insurance carriers in such amounts and covering such risks (including, without limitation, business interruption) as are usually carried by companies engaged in similar businesses and owning similar assets and properties in the same general areas in which each such Obligor operates, with all property insurance policies to show the Holder as loss payee and additional insured thereof and promptly furnish or cause to be furnished, upon written request by the Holder, evidence thereof to the Holder.

(k)	Protect Liens. Except for the filing of renewal statements and the making of other filings by the Holder as a secured party, at all times take all action and supply the Holder with all information necessary to maintain the Liens provided for under the Security Documents and confer upon the Holder the Liens intended to be created thereby.

(l)	Use of Proceeds. Use the Principal Amount only for the purposes of funding the Company’s working capital and such other purposes as may be agreed between the parties during the period from the date of the Merger Agreement through the completion of the transactions contemplated by the Merger Agreement.

(m)	Additional Guarantees and Security. Cause (i) any Subsidiaries formed or acquired by it after the date hereof to, within twenty (20) days following their formation or acquisition and (ii) any corporation formed by the amalgamation of one or more Obligors with another Obligor or a Subsidiary, to deliver a guarantee and the Security Documents granting a first ranking Lien over all assets of such Subsidiary or entity (subject to Permitted Liens), as collateral security for its obligations under such guarantee. The Company shall also deliver or cause to be delivered to the Holder all other documentation contemplated in Section 3.1 or 5.1(a), as applicable, with respect to such Subsidiary or entity, guarantee and pledge of shares as were delivered by the initial Obligors on or prior to the funding of the Principal Amount. Following execution and delivery of all documentation contemplated by this Section 5.1(m), such Subsidiary or entity shall be deemed to be an Obligor for purposes of this Debenture and the other Loan Documents, and the guarantee entered into by such Subsidiary or entity shall be considered Loan Documents for purposes of this Debenture.

(n)	Further Assurances. At the Company’s reasonable cost and expense, upon request of the Holder, duly execute and deliver or cause to be duly executed and delivered to the Holder such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Holder to perform and carry out the provisions and purposes of the Loan Documents.

(o)	TSX and NASDAQ Listing. The Company will use its best efforts to maintain the Company’s listing on the TSX and NASDAQ and its “reporting issuer” status in the Reporting Jurisdictions during the term of this Debenture; provided that nothing in this Section 5.1(o) shall prevent the Company from participating in the Merger.

Section 5.2	Negative Covenants

So long as this Debenture remains outstanding, other than as contemplated pursuant to the Merger Agreement and the transactions contemplated thereby, the Company shall not, and shall cause each of the other Obligors not to:

(a)	Debt. Create, incur, assume or suffer to exist, or permit any other Obligor to create, incur, assume or suffer to exist, any Debt other than the following (the “Permitted Debt”):

(i)	the Debt incurred pursuant to this Debenture and the other Loan Documents;

(ii)	Debt owing between Obligors and the Debt owing between the Company and its Subsidiaries; and

(iii)	capital leases, purchase money security interest, reclamation bonds and other similar obligations and other indebtedness incurred in the ordinary course of business, in an aggregate amount not to exceed $500,000.

(b)	Liens. Create, incur, assume or suffer to exist or permit any other Obligor to create, incur, assume or suffer to exist, any Lien on any of its or their, as the case may be, respective assets other than Permitted Liens securing capital leases, purchase money security interest, reclamation bonds and other similar obligations and other indebtedness incurred in the ordinary course of business, in an aggregate amount not to exceed $500,000.

(c)	Mergers, Etc. Enter into any transaction or permit any other Obligor to enter into any transaction or series of transactions (whether by way of reconstruction, reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or otherwise) whereby all or any substantial part of its undertaking or assets would become the property of any other Person or alter its capital structure or enter into any arrangement or reorganization having a similar effect; provided that an Obligor may amalgamate with one or more Obligors, so long as the amalgamating corporation provides the agreements and documents required by Section 5.1(m);

(d)	Dispositions. Dispose of, or permit any other Obligor to dispose of, any assets to any Person, other than (i) dispositions of inventory in the ordinary course of business and (ii) dispositions of equipment which is worn-out, damaged, obsolete or no longer used or useful in the business of the Obligors.

(e)	Change in Business. Not to make any substantial change to the general nature of its business.

(f)	Share Capital. Issue, or permit any other Obligor (other than the Company) to issue, any capital stock or any options, warrants or securities convertible into capital stock, except (i) as permitted by the Merger Agreement, (ii) in the case of any Obligor other than the Company, to another Obligor (in which case the resulting share certificates shall be delivered to the Holder together with a power of attorney executed in blank), or (iii) as approved in writing by the Holder in its sole and absolute discretion.

(g)	Distributions. Declare, make or pay, or permit any other Obligor to declare, make or pay, any Distributions, other than payments or Distributions between Obligors.

(h)	Restrictive Agreements. Enter into, or permit any other Obligor to enter into, any agreement prohibiting (i) the creation of any Lien securing payment of the Obligations; (ii) the ability of the Company or any other Obligor to amend or otherwise modify the Loan Documents; and (iii) except as set out herein, the ability of any Obligor to make any Distributions, directly or indirectly, to the Company or any other Obligor.

(i)	Amendments to Constating Documents. Allow any amendments to its constating or formation documents which are adverse to the Holder’s interests hereunder or the Liens arising under or created by the Security Documents.

(j)	Change of Name or Registered Office. Change its name or registered office or principal place of business without first providing thirty (30) days’ prior written notice to the Holder.

Article 6
CONVERSION OF DEBENTURE

Section 6.1	Holder Conversion Option

Upon and subject to the provisions and conditions of this Article 6 and subject to applicable Law, the Holder shall have the right, at its option, at the Maturity Date (other than in respect of the events contemplated in Section 1.4 hereto), to convert all or any portion of the Repayment Amount of this Debenture into Common Shares (the “Conversion Option”) at the Conversion Price.

Section 6.2	Manner of Exercise of Conversion Option

(a)	Subject to the provisions of this Article 6 and to applicable Law, the Holder may exercise the Conversion Option at the Maturity Date (other than in respect of the events contemplated in Section 1.4 hereto) by sending written notice to the Company in substantially the form attached as Appendix 1.

(b)	At no point in time may the Conversion Option be exercised to cause the Holder to beneficially own greater than 19.9% of the issued and outstanding Common Shares as of the date of this Debenture.

(c)	The Holder shall be entered in the books of the Company as at the date of conversion as the holder of the number of Common Shares issuable in respect of the Repayment Amount which the Holder has elected to convert and, as soon as reasonably practicable, the Company shall deliver to the Holder a certificate or certificates for such Common Shares and, if applicable, a cheque or other payment for any amount payable under Section 6.4.

(d)	The issuance of any Common Shares upon exercise of the Conversion Option shall be subject to the receipt of applicable approvals from the TSX and NASDAQ and subject to the conditions of any such approvals.

Section 6.3	Dividends

Common Shares issued to the Holder upon conversion of the Repayment Amount pursuant to the exercise of the Conversion Option shall only entitle the Holder to dividends, if any, declared on the Common Shares in favour of the holders of record of the Common Shares on and after the date of conversion or such later date as the Holder becomes the holder of record of Common Shares pursuant to Section 6.2 (the later date being referred to as the “applicable date”). As of and from the applicable date, the Common Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

Section 6.4	Fractional Shares

The Company shall not be required to issue fractional Common Shares upon the conversion of the Repayment Amount into Common Shares pursuant to the exercise of the Conversion Option. If any fractional interest in a Common Share would, except for the provisions of this Article 6, be deliverable upon the conversion of this Debenture, the Company shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Holder the amount of the fraction in cash.

Section 6.5	Adjustment

(a)	Adjustments for Share Splits, Share Dividends and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date to effect a split or subdivision of the outstanding Common Shares or a record date for the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional shares of Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares without payment of any consideration by such holder for the additional Common Shares (including the additional Common Shares or such other class or series issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Debenture shall be appropriately decreased so that the number of Common Shares issuable upon conversion of this Debenture shall be increased in proportion to such increase of outstanding shares, subject to any necessary approvals of the TSX and NASDAQ.

(b)	Adjustments for Consolidations. If the number of Common Shares outstanding at any time after the date hereof is decreased by a consolidation of the outstanding Common Shares, then, following the record date of such consolidation, the Conversion Price for this Debenture shall be appropriately increased so that the number of Common Shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

(c)	Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding ordinary course cash dividends) or options or rights not referred to in this subsection, then, in each such case for the purpose of this subsection, the Holder shall be entitled to a proportionate share of any such distribution as though the Holder was the holder of the number of Common Shares into which this Debenture is convertible as of the record date fixed for the determination of the holders entitled to receive such distribution.

(d)	Corporate Transaction / Capital Reorganization

(i)	If and whenever at any time after the date hereof and prior to the Maturity Date, there is a reclassification as a result of a Corporate Transaction or any other event of the Common Shares at any time outstanding or change of the Common Shares into other shares or into other securities or other capital reorganization, in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), if the Holder exercises the right to convert this Debenture after the effective date of such Capital Reorganization will be entitled to receive, and will accept for the same aggregate consideration in lieu of the number of Common Shares to which such Holder was previously entitled upon such conversion, the aggregate number of shares, other securities or other property which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the holder had been the registered holder of the number of Common Shares to which such holder was previously entitled upon conversion.

(ii)	In the case of the Company entering into a Corporate Transaction or Capital Reorganization:

(A)	the successor corporation shall be bound by all of the provisions hereof including the due and punctual performance of all covenants of the Company and forthwith following the occurrence of such event, the successor corporation resulting from such Corporate Transaction or Capital Reorganization, shall be (i) organized and existing under the laws of Canada or any province or territory thereof or in the United States including any state or district thereof, and (ii) expressly assume, by supplemental certificate, if required by the Board, satisfactory to the Board, and executed and delivered to the Holder, the due and punctual performance and observance of this Debenture to be performed and observed by the Company and these securities and the terms set forth in this Debenture will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Debenture,

(B)	no Event of Default under this Debenture exists or would arise as a result; and

(C)	a legal opinion covering the conditions in (A) and an Officer’s Certificate confirming compliance with the conditions of this covenant shall be delivered to the Holder.

(e)	No Adjustment for the Merger. Notwithstanding any other provision of this Section 6.5, no adjustments shall be made pursuant to this Section 6.5 as a consequence of the Merger and the transactions contemplated thereby in accordance with and pursuant to the terms and conditions of the Merger Agreement.

Article 7
EVENTS OF DEFAULT

Section 7.1	Events of Default

The occurrence of any of the following events shall constitute an “Event of Default” under this Debenture:

(a)	Non-Payment. If the Company fails to pay when due the Principal Amount or any interest or fees thereof, or any other amount due hereunder.

(b)	Breach of Covenants. If the Company or any other Obligor fails to perform, observe or comply with any covenant or provision of this Debenture or any other Loan Document and the Company fails to cure (or obtain a waiver for) such default for a period of ten (10) days after notice in writing has been given by the Holder.

(c)	Misrepresentation. If any representation or warranty or certification made or deemed to be made by any Obligor in this Debenture or any other Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made.

(d)	Breach of Representations, Warranties or Covenants in the Merger Agreement. If the Company fails to perform, observe or comply with any representation, warranty or covenant in the Merger Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 of the Merger Agreement not to be satisfied by the Outside Date, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3 of the Merger Agreement.

(e)	Bankruptcy; Insolvency. If the Company or any Obligor (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes any proceeding or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

(f)	Dissolution. If any application is made for, or order, judgment or decree is entered against the Company decreeing, the winding-up, liquidation, dissolution or bankruptcy, insolvency, reorganization, or any similar process of the Company and, in the case of an application, or a resolution is passed for the winding-up, dissolution or liquidation of the Company.

(g)	Cross-default. If there occurs: (i) a failure by any Obligor to pay Debt exceeding $100,000 in the aggregate at the stated maturity thereof or as a result of which, the creditor may declare the principal thereof to be due and payable prior to the stated maturity thereof, or any event shall occur and shall continue after the applicable grace period (if any) specified in any agreement or instrument relating to any such debt of any Obligor to any Person, the effect of which is to permit the holder of such debt to declare the principal amount thereof to be due and payable prior to its stated maturity; or (ii) a failure by any Obligor to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its Debt exceeding $100,000, the effect of which has resulted in the holder of such Debt declaring the principal amount thereof to be due and payable prior to its stated maturity.

(h)	Judgments. If a final judgment for the payment of money exceeding $100,000 in the aggregate in excess of any amount covered by applicable insurance shall be rendered by a court of competent jurisdiction against the Company or any other Obligor and the Company or such Obligor does not discharge same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof (by reason of a pending appeal or otherwise) within forty-five (45) days from the date of entry thereof.

(i)	Invalidity of Loan Documents. If any Loan Document shall become unenforceable or the Lien of any of the Security Documents shall cease to rank in priority in the manner contemplated herein or in the Security Documents other than by reason of the direct act or omission of the Holder.

(j)	Material Adverse Effect. Upon the occurrence of any Material Adverse Effect.

Section 7.2	Remedies

If any Event of Default occurs, all indebtedness, obligations and liabilities of the Obligors under this Debenture shall, automatically in the case of an Event of Default under Section 7.1(e) or Section 7.1(f) and at the option of the Holder in the case of any other Event of Default under Section 7.1, become immediately due and payable with interest, at the rate or rates determined as provided in this Agreement, to the date of their actual payment, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Obligor. In that event, the Security Documents shall become immediately enforceable and the Holder may, in its sole and absolute discretion, exercise any right or recourse and/or proceed by any action, suit remedy or proceeding against any of the Obligors authorized or permitted by law for the recovery of all the indebtedness, obligations or liabilities of the Obligors to the Holder, and proceed to exercise any and all rights hereunder and under the Security Documents, and no such remedy for the enforcement of the rights of the Holder shall be exclusive of, or dependent on, any other remedy, but anyone or more of such remedies may from time to time be exercised independently or in combination.

Article 8
MISCELLANEOUS

Section 8.1	No U.S. Registration

Neither this Debenture nor the Common Shares issuable upon exercise of the Conversion Option have been or will be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or under the securities laws of any state of the United States. This Debenture and the Common Shares issuable hereunder shall not be converted or transferred within the United States unless this Debenture and/or the Common Shares, as applicable, have been registered under the U.S. Securities Act or are exempt from registration thereunder.

Section 8.2	Lost, Stolen, Mutilated or Destroyed Debenture

If this Debenture is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnify the Company or otherwise as it may in its discretion reasonably impose (which shall, in the case of a mutilated certificate, include the surrender thereof), issue a new certificate representing the Debenture of like denomination and tenor as the certificate so lost, stolen, mutilated or destroyed. Any such new certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Debenture shall be at any time enforceable by anyone.

Section 8.3	Waiver; Cumulative Remedies

No failure or delay of the Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of the Holder to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of the Holder. Except to the extent expressly provided in to the contrary, the rights and remedies provided in this Debenture and the other Loan Documents are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 8.4	Holder May Remedy Default

If the Company fails to do anything hereby required to be done by it the Holder may, but shall not be obliged to, do such thing and all sums thereby expended by the Holder shall be payable forthwith by the Company, but no such performance by the Holder shall be deemed to relieve the Company from any default hereunder.

Section 8.5	Notices, etc.

All notices, demands or other communications permitted or required to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), or (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5).

If to the Company:	Pershing Gold Corporation
1658 Cole Boulevard Building 6, Suite 210
Lakewood, CO 80401
U.S.A.

	Attention:	Stephen Alfers
	E-mail:	Chief Executive Officer

with a copy to:	Davis Graham & Stubbs LLP
(which shall not constitute	1550 Seventeenth Street, Suite 500
notice to the Company)	Denver, CO 80202
U.S.A.

	Attention:	Brian Boonstra
	E-mail:	brian.boonstra@dgslaw.com

If to the Holder:	Americas Silver Corporation
Suite 2870, 145 King Street West
Toronto, ON M5H 1J8
Canada

	Attention:	Peter McRae
	E-mail:	pmcrae@americassilvercorp.com

with a copy to:	Blake, Cassels & Graydon LLP
(which shall not constitute	199 Bay Street
notice to the Holder)	Toronto, ON M5L 1A9
Canada

	Attention:	Michael Hickey
	E-mail:	michael.hickey@blakes.com

Section 8.6	Equitable Relief

Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Debenture or the other Loan Documents would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 8.7	Entire Agreement

This Debenture and the other Loan Documents constitute the sole and entire agreement of the parties to this Debenture and such other Loan Documents with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.8	No Third-Party Beneficiaries

This Debenture is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, its permitted assigns and nothing in this Debenture, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Debenture.

Section 8.9	Successors and Assigns, etc.

This Debenture and the other Loan Documents and all of its provisions shall inure to the benefit of, and shall be binding upon, the Holder, its successors and permitted assigns, and shall be binding upon the Company and its successors. Neither this Debenture nor the other Loan Documents nor any of the rights, interests or obligations under this Debenture nor the other Loan Documents may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Company or any other Obligor, as applicable, without the prior written consent of the Holder, and any such assignment without such prior written consent shall be null and void. Neither this Debenture nor the other Loan Documents nor any of the rights, interests or obligations under this Debenture nor the other Loan Documents may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Holder, as applicable, without the prior written consent of the Company, and any such assignment without such prior written consent shall be null and void, provided that, notwithstanding the foregoing, the Holder shall be able to transfer and assign this Debenture and the other Loan Documents to any of its wholly-owned Subsidiaries without the consent of the Company or any other Obligor, as applicable. Subject to the preceding sentences, this Debenture will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10	Governing Law

This Debenture shall be governed by and construed in accordance with the internal laws of the Province of Ontario without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Province of Ontario. Any and all disputes arising under this Debenture, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and each of the parties hereby irrevocably attorns to the jurisdiction of such courts. Notwithstanding the foregoing, the parties hereby acknowledge and agree that any dispute regarding the rights of the parties under the Merger Agreement, including the exercisability of any termination rights thereunder, shall be governed by the governing law and dispute resolution provisions set forth in the Merger Agreement.

Section 8.11	Waiver of Jury Trial

Each party acknowledges and agrees that any controversy which may arise under this Debenture is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Debenture or the transactions contemplated hereby.

Section 8.12	Counterparts

This Debenture may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Debenture delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Debenture.

Section 8.13	Severability

If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Debenture in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Debenture in any other jurisdiction.

Section 8.14	Further Assurances

The Company shall execute, acknowledge and deliver to the Holder such other and further documents and instruments and do or cause to be done such other acts as the Holder reasonably determines to be necessary or desirable to effect the intent of the parties to this Debenture or otherwise to protect and preserve the interests of the Holder hereunder, promptly upon request of the Holder.

Section 8.15	No Strict Construction

This Debenture shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

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IN WITNESS WHEREOF the parties have executed and delivered this Debenture as of the dates set forth below with the intention that the delivery of such signatures be irrevocable and this Debenture shall be effective for all purposes as of October 1, 2018.

PERSHING GOLD CORPORATION

By:	/s/ Stephen D. Alfers
Authorized Signatory

Date: September 28, 2018

AMERICAS SILVER CORPORATION

By:	/s/ Darren Blasutti
Authorized Signatory

Date: October 1, 2018